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                                                                    EXHIBIT 8(a)




                              ARTICLES OF AMENDMENT

                                       of

                            ARTICLES OF INCORPORATION

                                       of

                          CONTINENTAL ASSURANCE COMPANY


     Continental Assurance Company, an Illinois stock insurance corporation does hereby execute these Articles of Amendment of its Articles of Incorporation pursuant to the applicable provisions of Section 29 of the Illinois Insurance Code.


     The Articles of Incorporation of the Company, as amended by a resolution duly adopted by the shareholders of the Company at the annual meeting of the shareholders of the Company duly called and regularly held on the 7th day of April, 1971, now read as follows:


                           "ARTICLES OF INCORPORATION

                                       of

                          CONTINENTAL ASSURANCE COMPANY


                                   ARTICLE I.

     The name of the Company shall be Continental Assurance Company.


                                   ARTICLE II.

     The principal office of the Company shall be located in the City of Chicago, Illinois.

                                  ARTICLE III.

     The corporate powers of the Company shall be exercised by a Board of Directors consisting of not less than three or more than twenty-one persons, as may be fixed from time to time by by-laws of the Company. Such persons shall be at least twenty-one years of age. At least three members of the Board of Directors shall be residents and citizens of the State of Illinois.


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                                   ARTICLE IV.

     At the first meeting of the stockholders the full Board of Directors shall be chosen by them and thereafter the full Board of Directors shall be elected annually by the stockholders at their annual meetings. All directors so elected by the stockholders shall hold office for one year and until their successors are elected.


     All such elections of directors shall be by ballot, cast either in person or by proxy by the stockholders, and pursuant to Section 3 of Article XI of the Constitution of the State of Illinois, each stockholder shall be entitled upon each share of stock he may hold to as many votes as there are directors to be elected. All vacancies which may occur in the Board of Directors between annual meetings of the stockholders may be filled by the stockholders at any special stockholders' meeting called for that purpose.


                                   ARTICLE V.

     The Board of Directors shall from time to time elect such officers as may be provided by the by-laws. Such officers shall exercise such powers of corporate control as may be provided by the by-laws or delegated to them by the directors. Such officers shall be elected annually at the first meeting of the directors after the annual meeting of the stockholders, and shall hold office for one year, and until such time as their respective successors may be elected or the office discontinued by the Board of Directors.


                                   ARTICLE VI.

     The authorized capital of the Company shall be $22,500,000; the number of authorized common shares shall be 4,500,000; the par value of each common share shall be $5.00; and the number of common shares issued at the effective date of this Article is 4,366.173.


                                  ARTICLE VII.

     The object and purpose of the Company is to make insurance on the lives of persons and every insurance pertaining thereto or connected therewith, and to grant and dispose of annuities; all pursuant to the provisions of the Act of the State of Illinois entitled 'An Act to organize and regulate the business of Life Insurance,' approved March 26th, 1869, and all Acts amendatory thereof or supplemental thereto; and also to engage in the business of insuring persons against bodily injury, disability or death resulting from accident and providing benefits for disability caused by disease, all pursuant to the provisions of the Act of the State of Illinois entitled 'An Act relating to insurance and permitting stock corporations organized under the State of Illinois to engage in the business of life, accident and health insurance; to regulate and control such business in this state and to repeal all laws now existing which conflict with the provisions of this Act' approved May 31, 1911, in force July 1, 1911.


                                  ARTICLE VIII.

     The manner of conducting the Company shall be upon the stock plan and the Board of Directors, pursuant to Section 2B of the said Act, approved March 26th, 1869, shall have the power to make such by-laws as they may deem necessary or proper for the regulation of its business affairs.



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                                   ARTICLE IX.

     The charter of this Company shall be perpetual."


     IN WITNESS WHEREOF, Continental Assurance Company has caused these Articles of Amendment of its Articles of Incorporation to be executed in duplicate in its corporate name and its corporate seal to be affixed hereto by its duly authorized officers, this 16th day of June, 1971.


                                            CONTINENTAL ASSURANCE COMPANY
ATTEST:

                                            By  /s/ HERBERT L. DE PAENGER
                                               --------------------------------
                                                  Executive Vice President

   /s/ WALTER H. JOHNSTON
----------------------------------
       Assistant Secretary

                                            By     /s/ ARCHER O'REILLY JR.
                                               ------------------------------
                                                         Secretary


Approved and filed this 23rd day of June, 1971


           /s/ JAMES BAYLOR
------------------------------------------------
Director of Insurance of the State of Illinois